Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the use of our reports: (1) dated April 20, 2012 with respect to the financial statements of Principal National Life Insurance Company, and (2) dated April 20, 2012 with respect to the financial statement schedules of Principal National Life Insurance Company, in Post-Effective Amendment No. 1 to the Registration Statement (Form N-6, No. 333-175768) of Principal National Life Insurance Company Variable Life Separate Account and the related prospectus of the Principal Variable Universal Life III.

/s/Ernst & Young LLP

Des Moines, Iowa

April 23, 2012